ISSUER FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

Registration Statement No. 333-200212

Dated March 11, 2015

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Media release

Media release: March 11, 2015

UBS ETRACS LAUNCHES TWO EXCHANGE-TRADED NOTES LINKED TO THE ISE EXCLUSIVELY HOMEBUILDERS TOTAL RETURN INDEX

•	ETRACS ISE EXCLUSIVELY HOMEBUILDERS ETN
•	ETRACS MONTHLY RESET 2xLEVERAGED ISE EXCLUSIVELY HOMEBUILDERS ETN

New York, March 11th, 2015 – UBS Investment Bank announced that today is the first day of trading on the NYSE Arca® for two new ETNs: the ETRACS ISE Exclusively Homebuilders ETN (NYSE Arca®: HOMX) and the ETRACS Monthly Reset 2xLeveraged ISE Exclusively Homebuilders ETN (NYSE Arca®: HOML). HOMX is linked to the performance of the ISE Exclusively Homebuilders Total Return Index and HOML is linked to the monthly compounded 2x leveraged performance of the ISE Exclusively Homebuilders Total Return Index.

Offers Investors:

•	Exposure to an index that is made up of exclusively homebuilding companies.
•	Any cash dividends on the index are reinvested in the index and reflected in the index level.
•	Convenience of an exchange-traded security.
•	HOMX provides 1x exposure to an index made up of exclusively homebuilding companies.
•	HOML provides 2x exposure to an index made up of exclusively homebuilding companies.

“The current market offering of homebuilders exchange traded products often conflates exposure between actual homebuilders and home related consumer discretionary equities”, said Christopher Yeagley, Head of ETRACS. “We believe HOMX and HOML add value to investors by providing direct exposure to exclusively homebuilders.”

About the ISE Exclusively Homebuilders Total Return Index

The Index focuses solely on companies that engage in the development and construction of homes and communities. The Index is designed to provide direct exposure to homebuilders. The Index attempts to capture at least two-thirds of the homebuilders industry’s market capitalization. Due to the non-uniform weight distribution across entire industries, a “modified” market capitalization-weighted methodology is used to adjust the weighting of the index constituent securities. This modification prevents a few large index constituent securities from dominating the Index and distorting an Index return that is representative of an industry sector. It was created in June 7, 2005 and has no performance history prior to that date.

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Top 10 Index Constituents

Name	Ticker	% Weight
LENNAR CORP	LEN	10.64%
DR HORTON INC	DHI	10.22%
TOLL BROTHERS INC	TOL	8.64%
PULTEGROUP INC	PHM	8.04%
MERITAGE HOMES CORP	MTH	5.35%
STANDARD PACIFIC CORP	SPF	5.08%
RYLAND GROUP INC/THE	RYL	5.01%
WILLIAM LYON HOMES	WLH	4.94%
TAYLOR MORRISON HOME GROUP	TMHC	4.65%
TRI POINTE HOMES INC	TPH	4.55%

Source: International Securities Exchange Holdings, Inc., as of 02/26/2015

About ETRACS

For further information about ETRACS ETNs, go to www.etracs.com or download the ETRACS Full ETN List.

ETRACS ETNs are exchange-traded notes, an innovative class of investment products offering access to markets and strategies that may not be readily available to investors, and offer unique diversification opportunities in a number of different sectors. ETRACS ETNs may offer:

•	Convenience of an exchange-traded security.
•	Transparent exposure to a published index.

ETRACS ETNs are senior unsecured notes issued by UBS AG, are traded on NYSE Arca®, and can be bought and sold through a broker or financial advisor. An investment in ETRACS ETNs involves risks including the risk of loss of some or all of the investor’s principal, and is subject to the creditworthiness of UBS AG. You are not guaranteed any coupon or distribution amount under the ETNs. We urge you to read the more detailed explanation of risks described under “Risk Factors” in the applicable prospectus supplement, or product supplement and pricing supplement, for the ETRACS ETNs in which you are interested.

This material is issued by UBS AG and/or an affiliate thereof (“UBS”). Products and services mentioned in this material may not be available for residents of certain jurisdictions. Past performance is not necessarily indicative of future results. Please consult the restrictions relating to the product or service in question for further information. Activities with respect to US securities are conducted through UBS Securities LLC, a US broker/dealer. Member of SIPC (http://www.sipc.org/).

ETRACS ETNs are sold only in conjunction with the relevant offering materials. UBS has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement, or product supplement and pricing supplement, for the offering of the ETRACS ETNs) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read these documents and any other documents that UBS has filed with the SEC for more complete information about UBS and the offering to which this communication relates. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and the applicable prospectus supplement, or product supplement and pricing supplement, by calling toll-free (+1-877 387 2275). In the US, securities underwriting, trading and brokerage activities and M&A advisor activities are provided by UBS Securities LLC, a registered broker/dealer that is a wholly owned subsidiary of UBS AG, a member of the New York Stock Exchange and other principal exchanges, and a member of SIPC.

“ISE Exclusively Homebuilders™”, “ISE™®” and “International Securities Exchange®” are trademarks of International Securities Exchange, LLC and have been licensed for use for certain purposes by UBS Securities LLC and its affiliates. UBS AG’s ETRACS based on the ISE Exclusively Homebuilders™ Index are not sponsored, endorsed, sold or promoted by ISE, and ISE makes no representation regarding the advisability of trading in such products. The Securities are not sponsored, endorsed, sold or promoted by ISE. ISE makes no representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of trading in the Securities. ISE’s only relationship to UBS is the licensing of certain trademarks and trade names of ISE and of the Index, which is determined, composed and

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calculated by ISE without regard to UBS or the Securities. ISE has no obligation to take the needs of UBS or the owners of the Securities into consideration in determining, composing or calculating the Index. ISE is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Securities to be listed or in the determination or calculation of the equation by which the Securities are to be converted into cash. ISE has no obligation or liability in connection with the administration, marketing or trading of the Securities. ISE DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN AND ISE SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. ISE MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY UBS, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN. ISE MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL ISE HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN ISE AND UBS.

UBS specifically prohibits the redistribution or reproduction of this material in whole or in part without the prior written permission of UBS and UBS accepts no liability whatsoever for the actions of third parties in this respect. © UBS 2015. The key symbol, UBS and ETRACS are among the registered and unregistered trademarks of UBS. Other marks may be trademarks of their respective owners. All rights reserved.

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Notes to Editors

UBS draws on its 150-year heritage to serve private, institutional and corporate clients worldwide, as well as retail clients in Switzerland. Its business strategy is centered on its pre-eminent global wealth management businesses and its leading universal bank in Switzerland, complemented by its Global Asset Management business and its Investment Bank, with a focus on capital efficiency and businesses that offer a superior structural growth and profitability outlook.

UBS is present in all major financial centers worldwide. It has offices in more than 50 countries, with about 35% of its employees working in the Americas, 36% in Switzerland, 17% in the rest of Europe, the Middle East and Africa and 12% in Asia Pacific. UBS employs about 60,000 people around the world. Its shares are listed on the SIX Swiss Exchange and the New York Stock Exchange (NYSE).

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